Exhibit 99.1

G. MARK ALBRIGHT, ESQ.

Nevada Bar No. 001394

MARTIN MUCKLEROY

Nevada Bar No. 009634

ALBRIGHT, STODDARD, WARNICK & ALBRIGHT

801 South Rancho Drive, Suite D-4

Las Vegas, Nevada 89106

Tel:  702-384-7111

Fax:  702-384-0605

Attorneys for Plaintiffs

DISTRICT COURT

CLARK COUNTY, NEVADA

IN RE STATION CASINOS SHAREHOLDER LITIGATION	Master Case No. A 532367

THIS DOCUMENT RELATES TO: STATION CASINOS SHAREHOLDER LITIGATION, ALL CASES	SHAREHOLDERS’ AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

SHAREHOLDERS’ AMENDED CONSOLIDATED CLASS ACTION COMPLAINT

Plaintiffs, by and through their attorneys, submit this amended consolidated class action complaint against the Defendants named herein and allege as follows:

NATURE OF THE ACTION

1.             Plaintiffs bring this action individually and as a class action, on behalf of all persons, other than Defendants, who own Station Casinos, Inc.’s (“Station” or the “Company”) common stock and who are similarly situated, for injunctive relief arising from the “Transaction” described below.

2.             This action arises from the Director Defendants’ myriad breaches of fiduciary duty in connection with a proposed “going private” transaction led by members of the Company’s senior management in which Station shareholders have been offered inadequate cash consideration for their shares of Company stock.  The process employed by the Director Defendants to effectuate the Transaction was marred by conflicts of interest.  It also unfairly favored members of the Fertitta Group(1) - which is controlled by the Chairman and Vice Chairman of Station - to the detriment of other potential bidders.  The Director Defendants not only allowed certain “deal protection” devices to remain in place that assured that the Fertitta Group’s low-ball offer would be the only bid for the Company, but they also amended some anti-takeover devices and implemented others, such as the Rights Plan, solely for the benefit of the Fertitta Group.  These procedural hurdles, detailed below, dampened third party efforts to bid for the Company and or otherwise compete against the Fertitta Group.  Moreover, the process was frustrated by several anti-takeover devices (a “poison pill”, staggered board, and restrictive debt covenants) that made it virtually impossible for anyone but the Fertitta Group and other insiders selected by it to seriously consider acquiring the Company.

3.             Having made use of the shareholders’ money to expand Station’s properties aggressively, the Fertitta Group is strongly motivated to take the Company private and hoard the benefits of that expansion for themselves.  For several years, the Company engaged in an aggressive capital expenditure program using stockholder money to develop several choice properties located off the Las Vegas Strip (“Strip”).  In addition, as development in the Las Vegas area has surged, the Company has amassed an impressive real estate portfolio, again using

(1)   The individuals and entities seeking to purchase the Company include Frank J. Fertitta III (“F. Fertitta”), Lorenzo J. Fertitta (“L. Fertitta”), Delise F. Sartini (“D. Sartini”), Blake L. Sartini (“B. Sartini”), and Fertitta Colony Partners, LLC, Colony Capital Acquisitions, LLC and Colony Capital, LLC (collectively referred to as the “Feritta Group”).

shareholder money, consisting of extremely valuable land both off the Strip and in other development-prone areas.  This real estate is worth in excess of $1 billion, and, on information and belief, Plaintiffs assert that the Fertitta Group intends to dispose of that real estate to reduce the debt it incurs in purchasing Station.

4.             Company insiders and industry observers recognize that the Company’s investments in development and real estate are on the verge of yielding exceptional returns.  For example, the Aliante Station Casino is scheduled to be operational in 2008 and there is strong anticipation that it will generate healthy returns and act as a catalyst for the Company’s growth.  Moreover, in 2006 the Company opened the doors to the Red Rock Casino Resort & Spa which has already generated extraordinary earnings for station.  Indeed, shortly after its opening, the Company estimated that Red Rock would generate $90 to $95 million in EBITDA(2) in its first year alone.  In fact, Red Rock has been so successful thus far that it is already being expanded.  The Company also invested significant shareholder capital in expanding the Santa Fe Station, Fiesta Henderson and Green Valley Ranch casinos, which it anticipates completing by year’s-end.  Thus, just as these shareholder-financed expansion projects begin to generate exceptional returns for the Company, Defendants want to monopolize the return on these investments without paying a fair price to the Company shareholders, reflecting as it must the substantial anticipated future value of Station.

5.             These investments were made with the Company’s cash generated from earnings.  These earnings were not distributed to shareholders.  Instead, the Company used this money to strengthen its future operating position.  Notwithstanding that Defendants used the shareholders’ profits to expand, the Fertitta Group now wants to hoard these promising returns.  In fact, during

(2)   “EBITDA” is earnings before income tax, depreciation and amortization.

the years of aggressive capital spending, the Company’s margins suffered.  As a result, the Company’s earnings experienced downward pressure and its stock traded from a high of $81.46 in early April 2006 to as low as $53.45.

6.             With the Company’s stock trading at a discount (imposed in major part by the Fertitta brothers’ expansion and the interest costs associated with the stock repurchase plan), the Fertitta Group caused the Company to aggressively buy back stock in open market transactions.  The result of this being that the Fertittas are now saving nearly $1 billion on the buyout because the Company has already bought that stock (with shareholder money) and retired it.

7.             Further, in addition to the inadequacy of the price the Fertitta Group will pay to acquire Station, the process by which the Director Defendants implemented the Transaction was also unfair.  As detailed below, the process the Special Committee of purportedly independent directors employed to maximize shareholder value was wholly ineffective.  Members of the Special Committee were beholden to the Fertittas.  Those connections caused the Special Committee to fail to remove the numerous anti-takeover devices for any potential acquirers except the Fertitta Group, rendering its bid the only plausible offer.  Indeed, the preliminary proxy filed with the SEC on May 5, 2007, concerning the Transaction (discussed below) is replete with misstatements and omissions concerning:  the Company’s true value; the effect of the anti-takeover devices and lock-ups on other parties’ willingness to bid for the Company; and whether the Special Committee actually sought additional premium offers or simply rubber-stamped the Fertitta Group’s offer.

8.             Instead of conducting a proper auction for the Company, the Special Committee further entrenched the Fertitta Group by signing a deal with them that contained a large break-up fee before exploring strategic alternatives.  This break-up fee, combined with the other anti-

takeover devices the Special Committee refused to waive for any bidder other than the Fertitta Group, was part of an unfair process that, upon consummation of the Transaction, will yield an inadequate price for the public shareholders of Station.  By virtue of this unfair process and unfair price, Plaintiffs and the Class will be irreparably harmed.

JURISDICTION AND VENUE

9.             This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that is incorporated in, conducts business in, and maintains operations in this County, or is an individual who has sufficient minimum contacts with the State of Nevada so as to render the exercise of jurisdiction by the Nevada courts permissible under traditional notions of fair play and substantial justice.

10.           Venue is proper in this Court because one or more of the Defendants either resides in or maintains executive offices in this County, a substantial portion of the transactions and wrongs complained of herein, including the Defendants’ primary participation in the wrongful acts detailed herein and aiding and abetting and conspiracy in violation of fiduciary duties owed to Station occurred in this County, and Defendants have received substantial compensation in this County by doing business here and engaging in numerous activities that had an effect in this County.

11.           This action is not removable under the Securities Litigation Uniform Standard Act (“SLUSA”), 15 U.S.C. § 78bb(f), because this action is based upon the statutory or common law of the State of Nevada, in which Station Casinos is incorporated and seeks injunctive relief.  Additionally, this action involves:  (1) a communication with respect to the sale of Station Casinos common stock; (2) that was made by and on behalf of Station Casinos to its shareholders; and (3) concerns decisions of Station Casino shareholders with respect to voting their securities, or acting in response to a possible acquisition offer.

PARTIES

12.           Plaintiff Helen Roessler is, and at all relevant times has been, an owner of shares of Station common stock.

13.           Plaintiffs Walter and Rita Goldmann are, and at all relevant times have been, owners of shares of Station common stock.

14.           Plaintiff Norma Filhaber is, and at all relevant times has been, an owner of shares of Station common stock.

15.           Plaintiff Charles Traynor is, and at all relevant times has been, an owner of shares of Station common stock.

16.           Plaintiff David Griffiths is, and at all relevant times has been, an owner of shares of Station common stock.

17.           Defendant Station Casinos Inc. is a Nevada corporation headquartered at 2411 West Sahara Avenue, Las Vegas, Nevada 89102.  Station, founded in 1976, is a gaming and entertainment company, engaged in the ownership and operation of hotel/casino properties in the Las Vegas metropolitan area.  Its properties include regional entertainment destinations and various amenities, such as restaurants, entertainment venues, movie theaters, and bowling and convention/banquet space, as well as traditional casino gaming offerings, such as video poker, slot machines, table games, and bingo and race and sports wagering.  The Company owns and operates Red Rock Casino Resort & Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wild Wild West Gambling Hall & Hotel, Wildfire Casino, Magic Star Casino, and Gold Rush Casino, as well as Lake Mead - a non-gambling establishment.  It also owns a 50% interest in Green Valley Ranch Resort Spa Casino, Barley’s Casino & Brewing Company, and The Greens Gaming and

Dining.  In addition, the Company manages Thunder Valley Casino in Sacramento, California.  Its Jumbo Brand products include Jumbo Jackpot, Jumbo Penny, Jumbo Bingo, and Jumbo Poker.  The Company’s other products include Xtra Play Cash and Sports Connection.  Station Casinos common stock is traded on the New York Stock Exchange under the symbol “STN.”

18.           Defendant Frank J. Fertitta, III (“Frank Fertitta”), has served as Chairman of Station since February 1993 and as CEO since July 1992.  Frank Fertitta also served as President of the Company from 1989 until July 2000.  Prior to that, he held senior management positions since 1985, when he was named General Manager of Palace Station.  He was elected director of the Company in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer.  In 1992, he co-founded St. Charles Riverfront Station, Inc., a subsidiary of the Company (“Station Casino St. Charles”) and served as Chairman of the Board of Directors of that company since that time.  Defendants Frank Fertitta and Lorenzo J. Fertitta are brothers.  Frank Fertitta has direct beneficial ownership of 5,719,344 shares of Station common stock representing approximately 9.9% of the outstanding Station common stock.

19.           Defendant Lorenzo J. Fertitta (“Lorenzo Fertitta”), has served as a director of Station since 1991, Vice-Chairman since December 2003, and President since July 2000.  Lorenzo Fertitta served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property.  From 1991 to 1993, he served as Vice President of the Company.  Lorenzo Fertitta has direct beneficial ownership of 5,734,694 shares of Station Common Stock representing approximately 9.9% of the outstanding Station Common Stock.

20.           Defendant Lowell H. Lebermann, Jr., has served as a director of Station since October 1992, as Chairman of the Governance and Compensation Committee, and also serves on the Audit Committee.  Lebermann is a member of the Special Committee that has been appointed to consider the Transaction.  He is not independent of the Fertittas.  He was handpicked for the Station board by the Fertittas, is loyal and beholden to them and will do what they ask or tell him to do.  He is also Chairman of Centex Beverage, Inc., a wholesale distributor of beer and beverages.

21.           Defendant Lee S. Isgur has served as a director of Station since December 2003.  Isgur is a member of the Special Committee that has been appointed to consider the Transaction.  He is not independent of the Fertittas.  He was handpicked for the Station board by the Fertittas, is loyal and beholden to them and will do what they ask or tell him to do.  Isgur also serves on the Audit and Governance and Compensation Committees.

22.           Defendant James E. Nave has served as a director of Station since March 2001.  Nave is chairman of the Special Committee that has been appointed to consider the Transaction.  He is not independent of the Fertittas.  He was handpicked for the Station board by the Fertittas, is loyal and beholden to them and will do what they ask or tell him to do.  Nave also is chairman of the Audit Committee and serves on the Governance and Compensation Committee.

23.           Defendant Robert E. Lewis has served as a director of Station since May 2004 and on the Audit, Governance, and Compensation Committees.  Lewis is a member of the Special Committee that has been appointed to consider the Transaction.  He is not independent of the Fertittas.  He was handpicked for the Station board by the Fertittas, is loyal and beholden to them and will do what they ask or tell him to do.

24.           Defendant Delise F. Sartini was a Station director from August 1995 to December 2005.  Delise Sartini also served as Station’s Vice President of Community Affairs from 1992 to May 2002.  Delise Sartini is the sister of Defendants Frank and Lorenzo Fertitta, and is married to Defendant Blake L. Sartini.  Delise Sartini has direct beneficial ownership of 4,085,054 shares of Station common stock, representing approximately 7.1% of the outstanding Station common stock.

25.           Defendant Blake L. Sartini was a Station director from May 1993 to December 2004.  Blake Sartini was also Station’s Chief Operating Officer from March 1997 to September 2001; Executive Vice President from February 1994 to September 2001; President of Nevada Operations from February 1994 to March 1997; and Vice President of Gaming Operations from 1991 to 1993.  From 1985 to 1990, Blake Sartini held various management positions at Station.  Blake Sartini is married to Defendant Delise Sartini, and is the brother-in-law of Defendants Frank and Lorenzo Fertitta.  Blake Sartini has direct beneficial ownership of 4,122,957 shares of Station common stock representing approximately 7.2% of the outstanding Station common stock.

26.           The individual directors of Station described above in¶¶ 18-23 are collectively referred to herein as the “Director Defendants.”

27.           The Director Defendants owe fiduciary duties including good faith, loyalty, fair dealing, due care and candor to Station and its shareholders.

28.           The Director Defendants, by reason of their corporate directorships and/or executive positions, are fiduciaries to and for the Company’s shareholders, which fiduciary relationship requires them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company’s shareholders.

29.           Each Director Defendant herein is sued individually, as a conspirator and aider and abettor, as well as in their capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

30.           Defendants James E. Nave, Lee S. Isgor, Lowell H. Lebermann, Jr., and Robert E. Lewis comprise the Company’s Special Committee and are collectively referred to herein as the “Special Committee.”

31.           Defendant Colony Capital, LLC is a real estate investment firm founded and controlled by Thomas J. Barrack, Jr. who is its Chairman and CEO.

32.           Defendant Colony Capital Acquisitions, LLC is an affiliate of Colony Capital, LLC.  Colony Capital Acquisitions, LLC makes a practice of colluding with corporate insiders to arrange management-led buyouts of the companies they control to profit at the expense of public shareholders.

33.           Defendant Fertitta Colony Partners, LLC is a company formed under the laws of the State of Nevada for the express purpose of the Transaction by Defendants Frank Fertitta, Lorenzo Fertitta and Colony Capital Acquisitions, LLC.

SUBSTANTIVE ALLEGATIONS

I.              BACKGROUND TO MERGER

34.           Frank Fertitta Jr. (“Fertitta Jr.”), father of Defendants Frank and Lorenzo Fertitta, founded Station to cater to Las Vegas residents at a time when casinos were located only on the Strip and in downtown Las Vegas.  On July 1, 1976, Fertitta Jr., together with three other investors, opened a 5,000 square foot facility called “The Casino,” which was attached to the Mini Price Motor Inn on Sahara Ave., just west of the Strip.

35.           In 1979, Fertitta Jr. bought out his partners, and in 1984 he acquired the motel contiguous to the casino and renamed the establishment “Palace Station Hotel & Casino.”  Through more than a dozen expansions over the years, Palace Station continued to grow, and Fertitta Jr.’s sons, Frank and Lorenzo, learned the gaming business from their father.  In the early 1990’s, the Fertitta brothers assumed senior leadership roles in the management of the Company, taking it public in 1993 under the banner Station Casinos, Inc. (NYSE:  STN).  Thereafter, Fertitta Jr. retired from the business and Frank Fertitta became Chairman and CEO of the Company.

36.           Over the years, Frank and Lorenzo Fertitta have turned their father’s suburban Las Vegas casino into the fifth-largest gaming company in the country - a gambling and hotel empire that took in more than $1.1 billion in revenue last year.

37.           Realizing the current success and future potential of Station, the Fertitta Group decided it would take the Company private when the time was right.  In furtherance of this objective, they engineered a large scale expansion program for Station, including the development of new and expanded projects and the acquisition of large amounts of undeveloped speculative land in Las Vegas and Reno, Nevada.  These pricy and risky endeavors were undertaken by the Fertitta-controlled management using capital that belonged to Station and/or debt financing based on Company assets.  Although Station and its shareholders endured the cost and risk of these development efforts, the Fertitta Group now seeks to secure the enormous profits yielding from these projects for themselves, to the exclusion of Station’s shareholders.

38.           Station owns and operates sixteen major hotel/casino properties, including:  Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Santa Fe Station Hotel & Casino, Sunset Station Hotel & Casino, Red Rock Casino Resort

& Spa, Fiesta Rancho Casino & Hotel, The Fiesta Henderson Hotel & Casino, the Wildfire Casino, the Wild Wild West Gambling Hall & Hotel, the Magic Star Casino, the Gold Rush Casino and Lake Mead.  The Company owns a 50 percent interest in, and operates, Barley’s Casino & Brewery, Green Valley Ranch Station Casino and The Greens located in Henderson, Nevada.  Station also manages the Thunder Valley Casino in Placer County, California, which is owned by the United Auburn Indian Community.  Additionally, Station has entered into development and management agreements with the Federated Indians of Graton Rancheria to develop and manage a gaming and entertainment facility in Sonoma County, California, the North Fork Mono Rancheria, for a gaming and entertainment facility in Madera, California, the Mechoopda Indian Tribe of Chico Rancheria for a facility near Chico, California and the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians (commonly known as the Gun Lake Tribe) for a gaming and entertainment facility in Bradley, Michigan.

39.           In addition to owning and operating 16 properties in Southern Nevada and managing one American Indian casino in California, Station controls several possible casino-ready parcels around the Las Vegas Valley, including a 58-acre parcel off Tropicana Boulevard west of Interstate 15 and two planned gaming parcels in Reno.  Station’s land assets include 700 acres in Reno and Las Vegas alone.

40.           Recent developments coming to fruition include a joint venture with the Greenspun Corporation to develop a gaming property in Aliante, a North Las Vegas community, announced on December 21, 2005, Station announced that it had entered into a joint venture with The Greenspun Corporation to develop a gaming property in Aliante, a North Las Vegas community.  The $600 million Aliante property is expected to be completed in 2008.  Aliante Station will be the first casino in an area where the population is expected to double every eight years at an average annual growth rate of 9.4%.  The 40-acre development, which includes amenities such as a bingo room and bowling center, was planned as part of a surrounding 1,905-acre master planned community.  Station broke ground on Aliante Station on February 22, 2007.  The first phase of the development will include 202 hotel rooms and six restaurants.  The Fertitta Group expects the return on this investment to be astronomical.

41.           More recently, on April 18, 2006, Station opened the first billion-dollar resort to be built off of the Las Vegas Strip - the Red Rock Casino Resort & Spa (“Red Rock”).  The resort includes a 198-foot tower, 416 rooms, a 25,000 square-foot full-service spa, 94,000 square feet of meeting space, 3,000 slot machines, 62 table games, a 16-screen movie theater, a bingo hall, a three-acre pool area and 9 restaurants.  Since opening, Red Rock has already expanded by adding more than 400 new guestrooms and suites (bringing the total to 816) and a 72-lane bowling center, which is set to open in the summer 2007.  The resort, which is considered the most lavish off-Strip casino ever built in Las Vegas, is poised to generate immense earnings.  In fact, Station’s third quarter 2006 earnings press release proclaims that “Red Rock has already generated more EBITDA through the end of October than Green Valley Ranch generated in its first full year of operations.”  The Company estimated at that time that Red Rock would generate a staggering $90 to $95 million in EBITDA in its first year.

42.           Station is involved in projects in Reno as well.  The Company has spent considerable resources buying land, winning local government entitlements to build and even launching an advertising campaign designed to win over Reno residents who oppose the Company’s developments.  Station paid $15.1 million in February 2005 for the 96 acres and related water rights at the southeast corner of U.S.  395 and Geiger Grade.  The Company later bought an additional 83 acres of land across U.S. 395.  Station has already received approvals for a hotel-casino directly south of the Summit Sierra mall.  It also plans a hotel-casino across South Virginia Street by the Reno-Sparks Convention Center.

43.           Commenting on the Company’s massive acquisition of land, Glenn C. Christenson, former CFO of Station stated in a July 1, 2006 in interview conducted by CFO

Magazine:

Back in 1997, the Nevada legislature passed Senate Bill 208, which limits where these local properties can be built.  There are only a few sites that can be developed as casino properties, and we control the majority of them.  In fact, we own more gaming-entitled non-developed land in Las Vegas than any other company.  And there is no way that anyone can duplicate that.

44.           This was reiterated by Defendant Frank Fertitta on July 26, 2006, who sated “[t]here aren’t many more casino sites available and we own the majority of those sites going forward.”

45.           According to Dan. S. Ahrens, president of Ahrens Advisors in Dallas and author of “Investing in Vice,” companies like Station are now being “seen for their real estate value most businesses that private equity looks at aren’t sitting on some of the most valuable real estate in the U.S.”

46.           The Defendants understood that the value of the undeveloped land and pipeline of projects was not properly reflected in Station’s stock price.  In fact, Station’s management has consistently taken the position, including in opposition to suggestions to eliminate its poison pill and classified board, that the Company’s non-cash generating real estate and long-term pipeline of projects were not reflected in the stock price.

47.           The Fertitta Group - comprised of top insiders and controlling shareholders of Station - knew the true value of Station’s assets and sought to secure this value exclusively for themselves.  Realizing that the increased expenses caused by Station’s expansion program would pressure the Company’s stock price lower, the Fertitta Group waited patiently for their opportunity to make a move on the Company.

48.           In the meanwhile, the Fertitta Group positioned themselves to be able to take advantage of any stock price decline in two ways.  First, the Fertitta Group caused Station to issue substantial amounts of stock options and restricted stock over a period of years.  They then used these stock holdings to fund a portion of the cost of the buyout.

49.           Second, the Fertitta Group took advantage of deflated stock prices by causing Station to repurchase 19% of the Company’s stock during the first nine months of 2006 at an average price of $69.21 per share.  This aggressive repurchase program would later reduce the cost of the buyout by over $1 billion as there were approximately 13 million fewer outstanding shares for the Fertitta Group to purchase.  The repurchase program benefited the Fertitta Group in other ways as well.  For example, it prevented dilution of the Fertittas’ stock position in Station, and the large interest costs of funding Station’s repurchase program drove the price of Station’s stock even lower.

50.           To finance Station’s expansion and stock repurchase programs, the Fertitta- controlled management caused Station to borrow approximately $2 billion from investors.  Routinely, public debt issuances like these are accompanied by indentures to protect public debt buyers.  These indentures provide that in the event of a “change of control,” the Company’s outstanding public debt must be immediately repaid in full at a premium.  However, the recent indentures covering the $2 billion debt that the Fertittas caused Station to publicly issue exclude the Fertitta brothers, and Fertitta family members not affiliated with the Company (i.e. Blake and Delise Sartini), from triggering the repayment provision.  This clause thus only burdens a non- related party who might want to buy the Company.  The indenture provides that a change of control at Station only occurs if an acquirer obtains 40% or more of the voting stock of the Company and the acquirer controls more stock than the Fertitta family.  Consequently, the Fertitta Group is not required to refinance the $2 billion in outstanding Station bonds as part of their buyout efforts.  Any other potential suitor, even one willing to pay a higher or fairer price for the Company, will have to borrow the $2 billion sum to refinance the bonds, putting them at a severe competitive disadvantage to the Fertitta Group.

51.           In addition to excluding the Fertitta Group from the repayment penalty, the bond covenants provide that a majority of the current Station board of directors must remain in office to avoid triggering the repayment penalty.  This provision not only ensures that the Fertitta Group alone could acquire the Company without triggering the repayment penalty, but it also serves to entrench the Fertittas and their chosen board of directors in power.

52.           In spring 2006, Station felt the collective impact of its expansion projects, land acquisitions and stock repurchase program.  The Company reported three consecutive earnings disappointments for the first three quarters of 2006, and Station’s stock plunged from a high of $81.46 in early April 2006 to as low as $53.45, representing a staggering decline of nearly 35% in just a few months.

53.           With Station stock trading at an artificial low — which the Fertittas, as managers of Station possessing inside knowledge concerning its operations, assets and business and development plans, knew was due to temporary factors - the Fertitta Group announced its intention to buy all of the outstanding shares of Station.  The time was right for the Fertittas to seize complete ownership and control of the Company so as to reap for themselves the enormous profits that would flow from Station’s lucrative projects and undeveloped land.

II.            THE INITIAL PROPOSAL

54.           On December 4, 2006, Station confirmed that it received a letter from Fertitta Colony Partners, LLC, an entity established by Defendants Frank Fertitta, Lorenzo Fertitta and Colony Capital Acquisitions, LLC, proposing to acquire all of the Company’s outstanding common stock in an all-cash transaction of $82.00 per share in cash (the “Initial Proposal”).  The Fertitta Group owns 27% or more of Station’s stock.  Following the Initial Proposal, Defendants Frank and Lorenzo Fertitta would continue to run Station in their current roles.  The Company’s press release, entitled “Station Casinos Receives Acquisition Proposal,” states, in relevant part, the terms of this low-ball offer:

Station Casinos, Inc. (‘Station” or the “Company”) today announced that its Board of Directors has received a letter from Fertitta Colony Partners LLC proposing to acquire all of the Company’s outstanding common stock for $82 per share in cash.  Fertitta Colony Partners LLC is a new company formed by Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, Lorenzo J. Fertitta, Vice Chairman and President of Station, and Colony Capital Acquisitions, LLC, an affiliate of Colony Capital, LLC (“Colony”).

55.           Frank and Lorenzo Fertitta conditioned the offer “only upon final negotiation and execution of a mutually acceptable definitive Merger Agreement and any other transaction documents and satisfaction at closing of the conditions therein.”  However, due to their intimate knowledge of the Company, they expressed confidence “that our experience in completing transactions of this nature will enable us to cause these conditions to be satisfied on a timely basis.  The proposed transaction would be subject to minimal representations and warranties and closing conditions as set forth in the draft Merger Agreement.”

56.           Shortly before receiving the formal Initial Proposal, the Company’s Board of Directors formed a Special Committee to review and evaluate the proposal.  The Special Committee’s authority was limited to benefit the Fertitta Group, as it was not authorized to solicit bids from other bidders.  Instead, it was to respond to the Fertitta Group’s proposal.  The

Special Committee, who were aware of the Fertitta’s plans, made a series of concessions to the Fertittas that gave the Fertitta Group an unfair advantage in the process, all to the detriment of the public shareholders.  Namely, the Special Committee allowed Station’s long-time outside counsel, auditors and financial advisors to work for the Fertitta Group.  The Special Committee even agreed to have Station pay the fees for these services.  The Special Committee subsequently hired Bear, Stearns & Co. Inc. (“Bear Stearns”) to serve as financial advisor in connection with the analysis of the Initial Proposal.  The Company’s press release states, in relevant part, as follows:

Stations Board of Directors has established a Special Committee of independent directors to review the proposal.  The Special Committee has also been authorized to review any alternative proposals that may be received by Station or the Special Committee.  The Board of Directors appointed James E. Nave, D.V.M. (who will serve as Chairman), Lee S. Isgur, Lowell H. Lebermann, Jr. and Robert E. Lewis to serve on the Special Committee.  The Special Committee has retained Bear, Stearns & Co. Inc. as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP and Rummer Kaempfer Bonner Renshaw & Ferrario as its legal advisors to assist the Special Committee.

The Special Committee received the proposal on December 2, 2006 and no decisions have been made by the Special Committee with respect to the Company’s response to the proposal.  There can be no assurance that any agreement on financial and other terms satisfactory to the Special Committee will result from the Special Committee’s evaluation of the proposal by the Fertittas and Colony or any other proposals, or that any extraordinary transaction will be completed.

57.           The Proposal Letter also addressed the financing arrangements to fund the Initial Proposal.  In relevant part, the Company’s press release states as follows:

According to the proposal letter, Fertitta Colony Partners LLC has received financing commitments which are sufficient to consummate the proposed Acquisition.  Frank and Lorenzo Fertitta, Blake and Delise Sartini, and Colony have provided equity funding commitments.  Deutsche Bank Trust Company Americas and German American Capital Corporation have provided debt financing commitments.

58.           The Fertitta Group timed the Initial Proposal to take advantage of a temporary decline in the market price of Station’s stock, and to personally profit to the detriment of Station shareholders whose interests they were legally required to protect.  By carefully timing the Initial Proposal during a downturn in the price of Station stock, Defendants were able to claim that the price represented a premium of approximately 18.67% over the trading price immediately prior to the announcement on Friday, December 1, 2006.  In fact, however, the price represented a nominal premium (if not a discount) to the trading price of the Company’s common stock, which reached a 52-week high of $81.46 set in April 5, 2006.  The Initial Proposal represented only a 0.006 premium over this recent price.

59.           Indeed, the consideration offered to Station’s public shareholders in the Initial Proposal was grossly unfair, inadequate, and substantially below the fair or inherent value of the Company.  Within moments of opening trading after the Initial Proposal was announced, Station’s stock had already traded at a premium to the $82 per share offer.  Thus, the Initial Proposal denied public shareholders their right to share proportionately in the true value of the Company’s valuable assets and future growth in profits and earnings.  Even the Proposal Letter acknowledged this fact and states as much:

This letter is not intended to, and does not, constitute an agreement to consummate the transactions described herein or to enter into a definitive Merger Agreement or any other agreement related to the transactions and neither the Acquirer or its affiliates nor the Company will have any rights or obligations of any kind whatsoever relating to the transaction by virtue of this letter or any other written or oral expression by our respective representatives unless and until definitive agreements are executed and delivered.

60.           Industry experts also voiced concern that the $82 per share offer was inadequate.  Casino companies, in general, have been recent buyout targets.  According to the Bloomberg news service, more than $26 billion in proposed U.S. casino deals have been announced this year, exceeding the total in the previous five years combined.  The Wall Street Journal also reported that Morgan Stanley has earmarked $2.5 billion to invest in casinos.

61.           In reference to the Initial Proposal, the Associated Press reported that Morgan Stanley analyst Celeste Brown believed a higher bid could be expected.  According to Ms. Brown, management of Station has discussed the stock being worth up to $100, and investors may have a similar expectation causing pressure for a higher price.

62.           BMO Capital Markets Research Equity Analyst Jeffrey Logsdon also considered the Company healthy and having a bright future because, in part, the market it serves looks strong.  He noted that around 6,000 people continue to move to Las Vegas every month.  Unemployment in the city remains under 4%.  There is $25 billion worth of construction set to occur on the Strip in just the next 4 years.  As a result, “[l]ocal business will be healthy,” Logsdon says.  In fact, there is good reason to believe that Station will be among the healthiest of those local businesses since, as the Company notes on its website, “more than 80 percent of the population base in the Las Vegas metropolitan area lives within a 5-mile radius of one of the Company’s facilities.”

63.           Frank Fantini, the publisher of an industry newsletter, the Gaming Morning Report, in reference to the Initial Proposal, stated that “[t]he locals franchises in the Las Vegas Valley have huge, huge value and huge, huge opportunity.  [The Fertittas] are taking advantage of a great long-term opportunity due to a short-term Wall Street reaction.”

64.           Fitch Ratings analyst Michael Paladino further noted that the $880 million in stock repurchased by the Company in the first nine months of 2006 is an indication that the Defendants “had confidence in the stock.”  During this stock repurchase program, the Fertittas caused Station to buy back over 10% of the outstanding common stock of the Company.  This calculated move, directed by the Fertittas, had the effect of using Company funds to reduce the number of outstanding shares, thereby making it less expensive for the Fertitta Group to make its acquisition proposal.

65.           Robert Lafleur, an analyst at Susquehanna Financial Group Research, noted that the casino company has suffered recently as locals steered clear of the slots.  “People in Vegas have not been as free spending as they saw the economy soften,” he said.  But Lafleur likewise believed that the overall economy looked strong.  “The trends are positive.  There is no chronic problem.”  Lafleur also believes that an opposing bid does not have any chance of success.  He sees the strong insider position of the Fertittas as decreasing the odds of an outside offer.  In his estimation, “[the family won’t sell the company to anybody but themselves.  They built this company.  They like running it.”

66.           Industry experts were not the only ones voicing concerns regarding the latest proposal.  On January 25, 2007, CtW Investment Group, an investment group which works with pension funds that hold 2.7 million shares, or 4.6% of Station stock, responded to the Initial Proposal by calling the $82 per share offer inadequate and urging the Special Committee to reject it.  According to CtW, the offer should have been at least $97 a share.  The $82 per share offer didn’t fairly evaluate at least $1 billion in land holdings in the Las Vegas area that could be licensed for casinos, nor did it adequately consider management contracts with tribal casinos and other joint ventures.  “Our company has invested significant amounts of capital to develop new projects (for Station),” according to a letter written by CtW executive director William Patterson.  “In our view, the proposed $82 offer by Fertitta Colony Partners would allow the insiders of the company to unfairly capture the value of these investments at the expense of long-term shareholders.”

67.           In its letter, CtW also called for the resignation of James E. Nave from his post as Chairman of the Special Committee, saying he lacked independence because he was part of a bank merger that involved the Fertittas.  Specifically, Nave was a director of Western Alliance Bankcorporation.  In 2006, Wester Alliance acquired Intermountain First Bankcorp., an entity in which the Fertitta Family Enterprises - the investment arm of the Fertitta family - held over 9% of the shares.  Given that Nave actively sought a merger with a company with significant ties to the Fertittas he is certainly not independent.  Indeed, Nave was hand-picked for the Station board by the Fertittas and is beholden to and controlled by them, as are all other members of the Special Committee.  Half of the committee - Defendants Nave and Lebermann - also previously approved the unfair sale of Southwest Gaming to the Sartinis.

68.           If the Special Committee was truly independent, it would have removed the numerous lock-up devices in place, such as the debt repayment covenants and Rights Plan that rendered the Fertitta Group’s offer a done deal.  Moreover, the Special Committee would have engaged in a legitimate auction process, soliciting alternative bids from third parties prior to signing an agreement with a large break-up fee, so as to maximize value for Station shareholders.  The so-called “Special Committee” did not fairly evaluate the Initial Proposal, the Transaction or any other proposal involving the Fertitta Group.  The Special Committee has failed to act independently or to properly evaluate an offer made by the Fertitta Group.

69.           Beyond the Special Committee, the Fertitta Group’s proposal was rife with conflict.  Frank and Lorenzo Fertitta (along with Defendants’ sister and brother-in-law, Delise and Blake Sartini) collectively own at least 27% of the outstanding shares of Station common stock.(3)  Moreover, the Company enlisted Deutsche Bank to provide debt financing, and Bear,

(3)   Defendant Frank Fertitta has direct beneficial ownership of 5,719,344 shares of Station common stock representing approximately 9.9% of the outstanding Station common stock. Defendant Lorenzo Fertitta has direct beneficial ownership of 5,734,694 shares of Station common stock representing approximately 9.9% of the outstanding Station common stock. Defendant Blake Sartini has direct beneficial ownership of 4,122,957 shares of Station common stock representing approximately 7.2% of the outstanding Station common stock.  Defendant Delise Sartini has direct beneficial ownership of 4,085,054 shares of Station common stock representing approximately 7.1% of the outstanding Station common stock.

Stearns & Co., Inc. to advise on the Initial Proposal.  Deutsche Bank owns 373,886 shares of the Company’s outstanding stock.  It will receive hefty fees and interest income in connection with the Transaction, and may even acquire an interest in the private entity going forward.  Similarly, Bear, Stearns & Co. Inc. owns 36,639 shares - 20,239 of which were recently acquired.  It will receive millions of dollars for its Company holdings and millions in advisory fees.  Bear, Stearns & Co. Inc.’s position is particularly conflicted because it is the banker purportedly providing the Company with objective advice in response to a large stockholder’s offer, while also standing to make millions should the buyout come to fruition.  It is a breach of fiduciary duty to retain such an interested banker to advise the Special Committee.

70.           Simply stated, the Fertittas, Sartinis, and respective bankers were motivated to complete a deal involving the Fertitta Group even at the expense of Station’s public shareholders.  The Initial Proposal as well as the subsequent Transaction presented an opportunity for the Fertitta Group to secure the lucrative returns on Station’s investments (such as Aliante Station, Red Rock and lucrative Native American management contracts), as well as the Company’s other valuable assets, for themselves.

71.           This was not the first time that the Fertitta Group acted to benefit themselves at the expense of Station shareholders.  In July 2003, a shareholder filed a lawsuit against Defendants Frank and Lorenzo Fertitta, Nave, Lebermann, and Blake and Delise Sartini, claiming that these Defendants approved a 2001 “sweetheart deal” in which the Company’s Southwest Gaming Services, Inc. subsidiary was sold to Defendant Blake Sartini.  Now, Blake

Sartini and the rest of the Defendants are trying to gain approval for another “sweetheart deal” to acquire shares of the whole Company.

III.           THE TRANSACTION

72.           On February 26, 2007, Station issued a press release entitled “Station Casinos Agreed To Be Acquired By Fertitta Colony Partners LLC.”  The press release states, in relevant part, as follows:

Station Casinos, Inc. (NYSE:  STN; “Station” or the “Company”) today announced that it has entered into a definitive agreement with Fertitta Colony Partners LLC (“FCP”) pursuant to which FCP has agreed to acquire all of Station’s outstanding common stock for $90 per share in cash.  This represents a premium of approximately 30% over the closing share price of Station’s common stock on December 1, 2006, the last trading day before disclosure of the initial offer made by FCP to acquire Station.  The total value of the transaction is approximately $8.8 billion, including the assumption or repayment of approximately $3.4 billion of debt.

The Company’s Board of Directors, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors (the “Special Committee”), has approved the merger agreement and has recommended that Station’s stockholders vote in favor of the merger agreement.

FCP is a new company formed by Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, Lorenzo J. Fertitta, Vice Chairman and President of Station, and Colony Capital Acquisitions, LLC, an affiliate of Colony Capital, LLC (“Colony”).  FCP has received financing commitments which are sufficient to consummate the acquisition.  Frank and Lorenzo Fertitta, Blake and Delise Sartini, and Colony have provided equity funding commitments.  Affiliates of Deutsche Bank as lead lender and JPMorgan Chase Bank have provided debt financing commitments.

Under the merger agreement, Station may solicit acquisition proposals from third parties for 30 business days following the signing of the merger agreement.  The Special Committee, with the assistance of its independent advisors, intends to solicit acquisition proposals during this period.  There can be no assurances that the solicitation of acquisition proposals will result in an alternative transaction.  Station does not intend to disclose developments with respect to this solicitation process unless and until the Special Committee has made a decision with respect to the alternative proposals it receives, if any.

The transaction is expected to be completed in approximately six to nine months, subject to regulatory approvals and customary closing conditions.

73.           According to Richard Clayton, research director for CtW Investment Group, the increase in offer price “confirms our initial take that the starting off offer from the management group was much to low for the company . . . [w]e think that the current offer is still too low though.”  In fact, before the announcement of the Transaction, Station’s top insiders performed an appraisal of the Company’s real estate portfolio and other assets.  Using Station’s own real estate appraisal and applying a conservative multiple to the Company’s cash flow yields a fair price much higher than the $90 per share being offered.  Several analysts like Morgan Stanley’s Celeste Brown value the Company at as much as $100 per share.  Given the Company’s significant portfolio of undeveloped, casino-ready real estate in Las Vegas and Reno, $90 per share substantially undervalues the Company and is an unfair price.  According to Clayton from CtW, “when it’s the management team and founders of the company that are seeking to buy it out . . . suspicion is inevitable . . . it’s worthwhile for shareholders to ensure that its directors are engaged in a process that is going to maximize shareholder value.”

74.           Defendants, however, failed to engage in a fair process that would maximize value to Station shareholders.  Instead of attempting to obtain the highest possible price reasonably available for Station, the Fertitta Group abused its control of the Company and used their influence to favor themselves.  In addition to the illicit bond covenants, Defendants have put in place and maintained a shareholder Rights Plan (“poison pill”) that effectively prohibits any acquisition of the Company that is not acceptable to the Fertittas and the board they control.  Defendants have also implemented a staggered board, imposed a whopping $160 million termination fee, and a supermajority voting requirement on mergers and changes to the Company by-laws.  Because the Fertittas and their affiliates control approximately 27% or more of the

Company’s stock, shareholders would find it difficult to overcome the supermajority requirements and are thus unable to act against the will of the Fertittas.

75.           The Transaction is wrongful, unfair and harmful to Station’s public shareholders, the class members.  The deal represents nothing more than an attempt by the Defendants to aggrandize their personal and financial positions and interests of Station board members at the expense of the shareholders of the Company.  The process being used to sell Station is defective and does not reflect the true inherent value of the Company that was known only to Defendants, as officers and directors of Station.  This value - which far exceeds the $90 per share Transaction offer - includes the returns from Red Rock, the Company’s Native American casino-management contracts and the expected returns from Aliante Station, and other expansion projects.

76.           By the acts, transactions, and courses of conduct alleged herein, Defendants, individually, as part of a common plan and scheme, and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deprive Plaintiffs and the class of the true value of their investment in the Company.  Under the circumstances, however, the Director Defendants are obligated to explore all alternatives to maximize shareholder value.

IV.           THE PRELIMINARY PROXY

77.           On May 5, 2007, Station filed with the SEC its Preliminary Proxy Statement regarding the Transaction (the “Proxy”).  The Proxy is required to provide shareholders with all material and necessary information relevant to the proposed merger so an informed decision about whether to vote in favor of the deal can be made by shareholders.  The Proxy in its final version will be mailed to Company shareholders on a date to be determined and will seek shareholder votes to approve the Transaction at a shareholder meeting scheduled for a date to be listed in the final proxy.

78.           Members of the Fertitta Group and the other Defendants had a duty to disclose all material and relevant information in the Proxy and assure themselves that the Proxy is accurate and complete.  Defendants, however, breached their duty of candor and of full and accurate disclosure in the preparation of the Proxy.  Indeed the Proxy misrepresents material facts and omits material information necessary to be disclosed in order for shareholders to make an informed decision concerning the Transaction because, in part, it does not discuss whether Defendants considered a form of a transaction that would result in splitting the Company into a holding company and operating company, simply an operating company once the real estate assets were divested and the proceeds of that sale where distributed to shareholders in the form of a dividend, or properly detail the sales process.

79.           The Proxy also contains a section called “Opinion of Financial Advisor - Opinion of Bear, Stearns & Co.,” that omits material information concerning the analysis performed by Bear Stearns.  According to the Proxy, “pursuant to an engagement letter dated December 3, 2006, Station engaged Bear Stearns to act as financial advisor to the special committee in connection with the review of possible offers to acquire the Company by any acquirer.  In addition, to the extent requested by the special committee, Bear Stearns agreed to render a fairness opinion with respect to a possible sale of the Company.”

80.           The Proxy states that Bear Stearns analyzed separately the Company’s operations based upon the following four components of its business:  Existing Nevada Operations; Land Held for Development—Current Development Plans; Land Held for Development—No Current Development Plans; and Native American Contracts.  The Proxy, however, does not detail whether Bear Stearns performed any sensitivity studies or whether it valued the Company assuming it was going to be split into separate operating and holding companies.  The Proxy also fails to detail the proper valuation for the Company, or the basis for the valuation.

DEFENDANTS’ FIDUCIARY DUTIES

81.           In light of the foregoing, the Director Defendants have breached their fiduciary duties to maximize stockholder value and have not fully informed themselves about whether greater value can be achieved through the sale of the Company to a third party in a manner designed to obtain the highest possible price for Station’s public shareholders and without placing the Company’s balance sheet at risk.

82.           The Director Defendants’ fiduciary obligations under these circumstances require them to:

A.            Undertake an appropriate evaluation of Station’s worth as a merger or acquisition candidate or in liquidation;

B.            Take all appropriate steps to enhance Station’s value and attractiveness as a merger or acquisition candidate;

C.            Engage in a meaningful auction with third parties in an attempt to obtain the best value for Station’s public shareholders;

D.            Act independently so that the interests of Station’s public shareholders will be protected and enhanced;

E.             Adequately ensure that no conflicts of interest exist between Defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Station’s public shareholders;

F.             Undertake a valuation of the liquid value of Station’s assets were they to be disposed of piecemeal in a liquidation auction; and

G.            Disclose fully and completely all material information during consideration of the Transaction.

83.           The terms of the Transaction as now proposed are unfair to the class, and the unfairness is compounded by the disparity between the knowledge and information possessed by the Director Defendants by virtue of their positions of control of Station and that possessed by Station’s public shareholders.

84.           The Director Defendants’ failure to immediately reject the facially inadequate Initial Proposal described in the letter sent by Defendants Frank and Lorenzo Fertitta as well as the subsequent Transaction evidences their disregard for ensuring that shareholders receive adequate value for their stock.  By failing to properly shop the Company, Defendants are artificially depressing the value of Station’s stock, thereby depriving Plaintiffs and the class of the right to receive the maximum value for their shares.

85.           Defendants owe fundamental fiduciary obligations to Station’s shareholders to take all necessary and appropriate steps to maximize the value of their shares.  The Director Defendants have the responsibility to act independently so that the interests of the Company’s public shareholders will be protected and to consider properly all bona fide offers for the Company and to immediately reject offers that are clearly not in the interest of shareholders, but instead, have been designed to benefit long-time board members.  Further, the directors of the Company must adequately ensure that no conflict of interest exists between the Director Defendants’ own interests and their fiduciary obligations to maximize stockholder value or, if such conflicts exist, to ensure that all such conflicts will be resolved in the best interests of the Company’s shareholders.

86.           Because the Director Defendants dominate and control the business and corporate affairs of Station and because they are in possession of private corporate information concerning the Company’s assets, businesses and future prospects, (especially Defendants Frank and Lorenzo Fertitta) there exists an imbalance and disparity of knowledge of economic power between Defendants and the public shareholders of Station.  This discrepancy makes it grossly and inherently unfair for the special committee to continue to consider the Transaction.

87.           The Director Defendants have breached their fiduciary and other common law duties owed to Plaintiffs and other members of the class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the class.

88.           Plaintiffs seek preliminary and permanent injunctive relief and declaratory relief preventing Defendants from inequitably and unlawfully depriving Plaintiffs and the class of their rights to realize a full and fair value for their stock at a premium over the market price and to compel Defendants to carry out their fiduciary duties to maximize shareholder value.

89.           Only through the exercise of this Court’s equitable powers can Plaintiffs be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.

90.           Unless enjoined by the Court, Defendants will continue to breach their fiduciary duties owed to Plaintiffs and the members of the class and will not only prevent the sale of Station Casinos at a substantial premium, but facilitate the sale at an unfair price to a pre-ordained buyer, all to the irreparable harm of Plaintiffs and other members of the class.

91.           Plaintiffs and the class have no other adequate remedy at law.

CLASS ACTION ALLEGATIONS

92.           Plaintiffs bring this action on Plaintiffs’ own behalf and as a class action pursuant to Nevada Revised Statutes Annotated § 23 (2005) on behalf of all shareholders of Defendant Station (except Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants) and their successors in interest, who have been or will be adversely affected by the conduct of Defendants alleged herein.

93.           This action is properly maintainable as a class action for the following reasons:

A.            The class of shareholders for whose benefit this action is brought is so numerous that joinder of all class members is impracticable.  According to the Form 10-Q the Company filed with the SEC on November 8, 2006, as of October 31, 2006 there were in excess of 57 million shares of Station’s common stock issued and outstanding.  Upon information and belief, the Company’s common stock is owned by thousands of shareholders scattered throughout the United States.

B.            A class action is superior to other methods for the fair and efficient adjudication of the claims asserted herein, and no unusual difficulties are likely to be encountered in the management of this action as a class action.  The likelihood of individual class members prosecuting separate claims is remote.

C.            There are questions of law and fact which are common to members of the class and which predominate over any questions affecting any individual members.  The common questions include, inter alia, the following:

1.                                       Whether one or more of the Defendants has engaged in a plan and scheme to enrich themselves at the expense of Station’s public shareholders;

2.                                       Whether the Director Defendants have breached their fiduciary duties owed by them to Plaintiffs and members of the class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

3.                                       Whether Defendants have failed to fully disclose the true value of Station’s assets and earning power and the future financial benefits which the Defendants Frank and Lorenzo Fertitta will obtain from the completion of the Transaction;

4.                                       Whether the Director Defendants have wrongfully failed and refused to seek a purchase of Station at the highest possible price and, instead, have sought to chill potential offers and allow the valuable assets of Station to be acquired by Defendants Frank and Lorenzo Fertitta at an unfair and inadequate price;

5.                                       Whether Defendants Frank and Lorenzo Fertitta have induced or aided and abetted breaches of fiduciary duty by members of Station’s Board of Directors;

6.                                       Whether Frank and Lorenzo Fertitta are engaging in self-dealing in connection with the Transaction;

7.                                       Whether Plaintiffs and the other members of the class will be irreparably injured by the Transaction; and

8.                                       Whether Defendants have breached or aided and abetted the breaches of the fiduciary and other common law duties owed by them to Plaintiffs and the other members of the class.

94.           Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature.  The claims of Plaintiffs are typical of the claims of the other members of the class and Plaintiffs have the same interest as the other members of the class.  Accordingly, Plaintiffs are adequate representatives of the class and will fairly and adequately protect the interests of the class.

95.           Plaintiffs anticipate that there will not be any difficulty in the management of this litigation.

96.           For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

97.           The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

98.           Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

COUNT I
BREACH OF FIDUCIARY DUTY

99.           Plaintiff repeats and realleges each allegation set forth herein.

100.         The Director Defendants are knowingly or recklessly and in bad faith violating fiduciary duties of care, loyalty, good faith, candor and independence owed to the public shareholders of Station and have acted to put their personal interests ahead of the interests of Station shareholders.

101.         By the acts, transactions and courses of conduct alleged herein, the Director Defendants, individually and as a part of a common plan, have acted knowingly or recklessly and in bad faith.

102.         The Director Defendants have knowingly or recklessly and in bad faith violated their fiduciary duties by approving the Transaction without regard to the fairness of the transaction to Station shareholders and by failing to disclose all material information concerning the Transaction to such shareholders.

103.         As demonstrated by the allegations above, the Director Defendants are knowingly or recklessly failing to exercise the care required, and breaching their duties of loyalty, good faith, candor and independence owed to the shareholders of Station because, among other reasons:

A.            they are taking steps to avoid competitive bidding, to cap the price of Station stock and to give the Fertitta Group an unfair advantage, by, among other things, failing to solicit other potential acquirers or alternative transactions;

B.            they are ignoring or are not protecting against the numerous conflicts of interest resulting from the directors’ own interrelationships or connection with the Transaction; and

C.            they are failing to disclose all material information that would permit Station shareholders to cast a fully informed vote on the Transaction, including both financial information and regulatory information which may materially affect the Company and the Company’s customer-shareholders.

104.         Because the Director Defendants dominate and control the business and corporate affairs of Station, and are in possession of private corporate information concerning Station’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Station which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing stockholder value.

105.         By reason of the foregoing acts, practices and course of conduct, the Director Defendants are knowingly or recklessly and in bad faith failing to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiffs and the other members of the Class.

106.         Unless enjoined by this Court, the Director Defendants will continue to knowingly or recklessly and in bad faith breach their fiduciary duties owed to Plaintiffs and the Class, and may consummate the Transaction which will exclude the Class from its fair share of Station’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class.

107.         The Director Defendants are engaging in self-dealing, are not acting in good faith toward Plaintiffs and the other members of the Class, and knowingly or recklessly have breached and are continuing to breach their fiduciary duties to the members of the Class.  Fertitta Colony Partners, LLC is aiding and abetting such breaches of fiduciary duties in order to benefit therefrom.

108.         As a result of Director Defendants’ unlawful actions, Plaintiffs and the other members of the Class are being harmed in that Director Defendants will deprive Plaintiffs and the entire Class of a fair sale process.  Unless the Transaction is enjoined by the Court, the Director Defendants will continue to knowingly or recklessly and in bad faith breach their fiduciary duties owed to Plaintiffs and the members of the Class, will not engage in arm’s-length negotiations on the Transaction terms, and will not supply to Station’s minority shareholders sufficient information to enable them to cast informed votes on the Transaction and may consummate the Transaction, all to the irreparable harm of the members of the Class.

109.         Plaintiffs and the members of the Class have an inadequate remedy at law.  Only through the exercise of this Court’s equitable powers can Plaintiffs and the Class be fully protected from the immediate and irreparable injury which Director Defendants’ actions threaten to inflict.

COUNT II
AIDING AND ABETTING BREACH OF FIDUCIARY DUTIES

110.         Plaintiffs incorporate by reference and realleges each and every allegation contained above, as though fully set forth herein.

111.         The Fertitta Group knowingly aided and abetted the Director Defendants in breaching their fiduciary duties owed to the public shareholders of Station, including Plaintiffs and the members of the Class.

112.         The Director Defendants owed to Plaintiffs and the members of the Class certain fiduciary duties as fully set out herein.

113.         By committing the acts alleged herein, the Director Defendants breached their fiduciary duties owed to Plaintiffs and the members of the Class.

114.         The Fertitta Group colluded in or aided and abetted the Director Defendants’ breaches of fiduciary duties, and were active and knowing participants in the Director Defendants’ breaches of fiduciary duties owed to Plaintiffs and the members of the Class.

115.         The Fertitta Group participated in the breach of the fiduciary duties by the Director Defendants for the purpose of advancing their own interests.  The Fertitta Group are attempting to obtain both direct and indirect benefits from colluding in or aiding and abetting the Director Defendants’ breaches.

116.         Plaintiffs and the members of the Class shall be irreparably injured as a direct and proximate result of the aforementioned acts.

COUNT III
INDEMNIFICATION

117.         Plaintiffs repeat and reallege all previous allegations as if set forth in full herein.

118.         The Director Defendants breached, inter alia, their fiduciary duties of care, loyalty and disclosure under Nevada law to the shareholders of Station.

119.         Plaintiffs and members of the class, as shareholders of Station, have been harmed by reason of the Director Defendants’ breaches of their fiduciary duty.

120.         As a result, Director Defendants should be required to indemnify Plaintiffs and members of the class.

COUNT IV
INJUNCTION

121.         Plaintiffs repeat and reallege all previous allegations as if set forth in full herein.

122.         Plaintiffs request that the Court issue such injunctive orders as are necessary to restrain and enjoin Defendants from consummating the Transaction.

WHEREFORE, Plaintiffs demand judgment as follows:

A.            Declaring that this action is properly maintainable as a class action and certifying Plaintiffs as the representatives of the class;

B.            Preliminarily and permanently enjoining Defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Transaction;

C.            In the event that the Transaction is consummated, rescinding it and setting it aside;

D.            Awarding Plaintiffs their costs and disbursements, including reasonable allowances for fees of Plaintiffs’ counsel and reimbursement of expenses; and

E.             Granting Plaintiffs and the class such other and further relief as the Court may deem just and proper.

Dated:  June 1,2007

ALBRIGHT, STODDARD, WARNICK &
ALBRIGHT

G. Mark Albright
Martin Muckleroy
Quail Park I, Suite D-4
801 South Rancho Drive
Las Vegas, NV 89106
Telephone: (702) 384-7111
Facsimile: (702) 384-0605

WOLF HALDENSTEIN ABLER
FREEMAN & HERZ LLP
Gregory M. Nespole
David L. Wales
Laurence J. Hasson
270 Madison Avenue
New York, NY 10016
Telephone: (212) 545-4600
Facsimile: (212) 545-4605

FARUQI & FARUQI, LLP
Nadeem Faruqi
Adam Gonnelli
Antonio Vozzolo
320 East 39th Street
New York, New York 10016
Telephone: (212) 983-9330
Facsimile: (212) 983-9331

Co-Chairs of Executive Committee and Attorneys for Plaintiffs

GARDY & NOTIS, LLP
Mark C. Gardy
440 Sylvan Avenue, Suite 110

Englewood Cliffs, New Jersey 07632
Telephone: (201) 567-7377
Facsimile: (201) 567-7337

WOLF POPPER LLP
Robert M. Kornreich
Patricia I. Avery
845 Third Avenue
New York, NY 10022
Telephone: (212) 759-4600
Facsimile: (212) 486-2093

Executive Committee and Attorneys for Plaintiffs

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
Darren J. Robbins
Randall J. Baron
Rick Atwood
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: (619) 231-1058
Facsimile: (619) 231-7423

ROBBINS UMEDA & FINK, LLP
Brian J. Robbins
Jeffrey P. Fink
S. Benjamin Rozwood
Sharla N. Hilbum
610 West Ash Street, Suite 1800
San Diego, CA 92101
Telephone: (619) 525-3990
Facsimile: (619) 525-3991

MALINA & ASSOCIATES, P.C.
Bernard Malina
60 East 42nd Street, Suite 510
New York, NY 10165
Telephone: (212) 986-7410

Attorneys for Plaintiffs